Exhibit 99.1

Microvision Reports First Quarter 2009 Results

Company Continues Readiness Activities for Product Launch; Enters into Supply Agreement with Green Laser Manufacturer

REDMOND, Wash.--(BUSINESS WIRE)--May 6, 2009--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the first quarter of 2009.

Operating Results

“Two months ago we reported that we streamlined our 2009 operating plan by consolidating programs to focus on two primary opportunities: launching our first PicoP® enabled accessory projector and working with potential customers to develop opportunities for PicoP embedded applications, including mobile phones for commercialization in 2010,” stated Alexander Tokman, President and CEO of Microvision. “We continue to execute on this plan and are in the final pre-commercialization phase which includes components and product reliability, life and other quality testing as well as manufacturing processes readiness testing.

“The recently announced signing of a supply agreement with Corning for the delivery of G1000 green lasers is a major milestone of our go-to-market strategy for accessory and embedded pico projectors,” continued Tokman. “We expect that Corning will continue to ship pre-production samples in the next few months for our qualification testing and then ship initial production quantities of G1000 lasers soon thereafter to support our summer product launch.”

Microvision continues to optimize its pre-production pico projectors and to incorporate additional enhancements into the production version of the accessory product. Asia Optical, the company’s contract manufacturing partner for the PicoP display engine and accessory projector product, continues to mature the manufacturing processes and tooling in anticipation of commercial production.

“We continue to see strong interest from potential customers for our accessory projector product and the majority of these customers are also interested in developing embedded products and applications based on our technology,” said Tokman. “As we complete our product qualification testing, we plan to firm up the quantity and delivery timing with our OEM and distributor partners in addition to making allocations for direct sales of the accessory product.”

In January Microvision introduced its PicoP Evaluation Kit (PEK) program to enable product developers and integrators to develop products and applications that could utilize Microvision’s embedded PicoP display engine. The Company has received a tremendous number of inquiries for these samples and has already supplied PEKs to a number of global OEM customers.

Microvision was recognized as one of the top 20 electronics companies worldwide in patent pipeline power for the second consecutive year by IEEE, a prestigious technical organization. Microvision was ranked 2nd in number of citations by other patents, a key IEEE metric to measure patent strength and value.

Financial Results

For the three months ended March 31, 2009, the company reported revenue of $951,000 compared to $1.5 million in the fourth quarter of 2008 and $2.6 million for the first quarter of 2008. As of March 31, 2009, the backlog totaled $617,000 compared to $1.2 million at December 31, 2008 and $1.8 million at March 31, 2008. The decrease in revenue is primarily attributed to lower backlog at the beginning of 2009, which is a result of the company's strategy to focus most of its resources on commercializing PicoP products and decreased purchasing volume as a result of global economic conditions.

The company reported an operating loss for the quarter ended March 31, 2009 of $9.1 million compared to $10.2 million in the fourth quarter of 2008 and $7.1 million for the first quarter of 2008. The year-over-year increase is primarily attributable to lower revenue in 2009 and increased headcount and other research and development costs associated with the company’s preparation for initial commercial introduction of its PicoP accessory product. The company took a number of steps to reduce its operational expenses and cash usage in the first quarter of 2009 and expects to see additional impact from those reductions in the second quarter of 2009 and beyond.

The company reported a net loss of $8.9 million, or $0.13 per share, for the quarter ended March 31, 2009 compared to $9.9 million, or $0.15 per share for the quarter ended December 31, 2008 and $5.0 million, or $0.09 per share, for the first quarter of 2008.

Net cash used in operating activities was $8.8 million for the quarter ended March 31, 2009 compared to $8.9 million for the fourth quarter of 2008 and $5.3 million for the first quarter of 2008. The company ended the quarter with $19.1 million in cash, cash equivalents, and investment securities.

Conference Call

Microvision will host a conference call to discuss its first quarter 2009 results and current business operations at 4:30 p.m. ET on May 6, 2009. Participants may join the conference call by dialing 866-730-5767 (for U.S. participants) or 857-350-1591 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 78102334. Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision

Microvision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology. For more information, visit our website at www.microvision.com and our corporate blog at www.microvision.com/displayground.

Forward Looking Statement

Certain statements contained in this release, including those relating to future product introductions, applications, business partnering expectations, sales, growth, business prospects and impact of cost reductions, as well as statements containing words like “expect,” “plan,” “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our planned future products dependence on advances in technology by other companies, our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	March 31,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$16,397	$25,533
Investment securities, available-for-sale	2,706	2,705
Accounts receivable, net of allowances	502	537
Costs and estimated earnings in excess of billings on uncompleted contracts	325	695
Inventory	1,439	1,525
Other current assets	748	889
Total current assets	22,117	31,884

Property and equipment, net	3,671	3,701
Restricted investments	1,332	1,332
Other assets	54	47
Total assets	$27,174	$36,964

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,299	$3,487
Accrued liabilities	3,574	3,545
Billings in excess of costs and estimated earnings on uncompleted contracts	55	62
Liability associated with common stock warrants	151	331
Current portion of capital lease obligations	42	41
Current portion of long-term debt	72	71
Total current liabilities	6,193	7,537

Capital lease obligations, net of current portion	34	45
Long-term debt, net of current portion	303	322
Deferred rent, net of current portion	1,332	1,409
Total liabilities	7,862	9,313

Commitments and contingencies

Common stock at par value	68	68
Additional paid-in capital	320,187	319,662
Accumulated other comprehensive loss	(37)	(38)
Accumulated deficit	(300,906)	(292,041)
Total shareholders' equity	19,312	27,651
Total liabilities and shareholders' equity	$27,174	$36,964

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2009	2008

Contract revenue	$712	$2,281
Product revenue	239	289
Total revenue	951	2,570

Cost of contract revenue	383	762
Cost of product revenue	241	339
Total cost of revenue	624	1,101

Gross margin	327	1,469

Research and development expense	5,610	4,426
Sales, marketing, general and administrative expense	3,814	4,135
Total operating expenses	9,424	8,561

Loss from operations	(9,097)	(7,092)

Interest income	64	412
Interest expense	(11)	(13)
Gain on derivative instruments, net	180	1,673
Other expense	(1)	(18)

Net loss	$(8,865)	$(5,038)

Net loss per share - basic and diluted	$(0.13)	$(0.09)

Weighted-average shares outstanding - basic and diluted	68,080	56,730

CONTACT:
Microvision, Inc.
Tiffany Bradford (investors), 425-936-6847
or
Matt Nichols (media), 425-882-6657